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                                    EXHIBIT 6
                          LETTER DATED MAY 8, 2001 FROM
                        STILWELL ASSOCIATES TO THE ISSUER

                            STILWELL ASSOCIATES, L.P.
                             26 Broadway, 23rd Floor
                            New York, New York 10004
                                 (212) 269-5800

                                                                     May 8, 2001

By Federal Express and Facsimile
--------------------------------
Mr. Stephen R. Whittemore
Chairman of the Board of Directors
Oregon Trail Financial Corp.
2055 First Street
Baker City, Oregon 97814

                               Re: Edward H. Elms
                               ------------------

Dear Mr. Whittemore:

          As you know Stilwell Associates, L.P. is the record holder of one hundred (100) shares of common stock of Oregon Trail Financial Corporation (the "Company"). Collectively, Joseph Stilwell, Stilwell Value Partners II, L.P., Stilwell Associates, L.P., and Stilwell Value LLC beneficially hold 290,800 shares, or 8.7%, of the Company. I am writing to you about your fellow director, Edward H. Elms, concerning a matter of the utmost importance and requiring the Board's immediate action.

                                     Summary

          As you know all of the directors gave deposition testimony in the lawsuit entitled Stilwell Associates LP v. Charles Henry Rouse, Circuit Court of the State of Oregon, Multnomah County, No. 01-02-01777 ("Rouse Lawsuit"). Based upon my examination of the testimony given, however, Mr. Elms gave sworn testimony that was completely at odds with the testimony of each of the other directors with respect to several material issues. The volume and extent of Mr. Elms' contradictory testimony with respect to key issues is remarkable and very troubling. These were not isolated mistakes, but repeated affirmative statements that were untrue and misleading. I believe that upon a review of the record any reasonable person would conclude that Mr. Elms' conduct gives rise to a claim that he intentionally gave false deposition testimony.(1) This creates a serious issue for the Company and its directors. Federal law and regulations require the removal of a director who has engaged in such conduct.(2) A proceeding by the Office of Thrift Supervision would have a negative impact upon the Company.

--------
(1) See ORSss.162.065.

(2) See 12 U.S.C.ss.1818(g)(1)(A) and 12 C.F.R.ss.508.3l.

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          I do not wish for this scenario to unfold. It would be preferable if, upon reviewing the record, Mr. Elms decided to voluntarily resign from the Board, or if the Board took appropriate corporate action to remove him. The Board possesses authority to remove Mr. Elms under Oregon Revised Statutes ss.
60.327. I detail the record below to aid your review.

                                   The Record

          As you know the Rouse Lawsuit involves the allegation that Mr. Rouse violated the Company's residency requirement when he moved from a qualified county to Portland. One of the issues in the Rouse Lawsuit is the date by which the Directors learned that Mr. Rouse had taken his Portland job and moved from Baker. Messrs. Rouse and Elms each testified that they are friends.

          |_| Mr. Elms swore that as of December 2000 he had no knowledge that Mr. Rouse was taking a job in Portland (Elms Dep. Tr. at 71), but John Gentry, another director, testified that Mr. Elms had told him in December 2000 that Mr. Rouse was taking a job in Portland. (Gentry Dep. Tr. at 11, 12, 14.)

          |_| Mr. Elms swore that he did not learn until the January 23rd Board meeting (and it came "somewhat" as a surprise to him) that Mr. Rouse intended to move to Portland. (Elms Dep. Tr. at 34; 41-42.) But you testified that you had discussed Mr. Rouse's new job and move with Mr. Elms prior to the January 23rd meeting. (Whittmore Dep. Tr. at 17.)

          |_| Mr. Elms swore that he had first learned in January 2001, and only from the "rumor factory", that Mr. Rouse had taken a job in Portland. (Elms Dep. Tr. at 45, 71.) But Mr. Rouse testified yesterday that he had personally informed Mr. Elms in November 2000 that he had taken a job in Portland and was moving there. (Rouse Draft Dep. Tr. at 51-52.) Mr. Rouse testified that he had "instructed" Mr. Elms to inform the Board at a December 2000 Pioneer Bank board meeting of this fact so that the Board could decide whether they wanted Mr. Rouse to remain as a director. (Rouse Draft Dep. Tr. at 52-54.) Mr. Rouse testified that he spoke with Mr. Elms again in early January 2001 as to whether Mr. Elms had discussed the issue with the Board. (Rouse Draft Dep. Tr. at 54.)

          Another material issue in the Rouse Lawsuit is the date the Board took action to amend the bylaws to grandfather Mr. Rouse on the Board.

          |_| Mr. Elms claims that corporate action was taken at the January 23rd Board meeting when he claims the Board discussed the Rouse move, decided to keep Rouse on the Board and took action to amend the bylaws by signing the Consent to Take Action. (Elms Dep. Tr. at 49, 54, 68-69). Mr. Elms was positive that the Consent was presented at the January meeting which is when he claimed he signed it. (Elms Dep. Tr. at 68-69). But Mr. Gentry testified that the Consent was not even presented until the February Board meeting. (Dep. Tr. at 35-36.) Indeed, Mr. Gentry was certain that no action was taken at the January meeting and his contemporaneous handwritten notes from the meeting corroborate this. (Gentry Dep. Tr. at 30, 35.) John Lienkaemper, another director, testified that he signed the Consent at the February Board meeting. (He was not present at the January meeting.) The minutes from the January Board meeting reflect that no resolution was passed concerning the bylaws and they are silent about any Consent.

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          The other issue in the Rouse Lawsuit is whether the directors were trying to protect Mr. Rouse from losing unvested shares and options on shares if he were to lose his directorship.

          |_| Mr. Elms testified that there were no discussions between he and any of the directors about Mr. Rouse losing unvested options and shares. (Elms Dep. Tr. at 77.) But Al Durgan, another director, testified that he and Mr. Elms discussed this very issue during a conversation at Mr. Elms' place of business. (Durgan Dep. Tr. at 18.) Mr. Rouse also testified that he discussed this very issue with Mr. Elms. (Rouse Draft Dep. Tr. at 74-75.)

                                   Conclusion

          As noted above, Mr. Elms' testimony is so at odds with the testimony of the other directors that there is really no explanation other than that either he was trying to protect his friend, Mr. Rouse, or trying to cover his own failure to follow the instructions of Mr. Rouse to have the Board consider his move to Portland at the December Pioneer Bank board meeting.

          I hereby demand that the Board either demand Mr. Elms' resignation or commence an action to remove him by no later than May 18, 2001. If the Board fails to act, I will pursue the Company's rights derivatively under Oregon Revised Statutes ss. 60.327 and ss. 60.261. I reserve the right to take all other steps necessary to obtain complete relief for all wrongdoings by any other director.

                                                         Sincerely yours,
                                                         /s/
                                                         Joseph Stilwell
Copies to:
         Mr. Albert H. Durgan
         Mr. John Gentry
         Mr. John A. Lienkaemper
         Mr. Charles H. Rouse